                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

       [ ]  Preliminary Proxy Statement
       [ ] Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
       [X]  Definitive Proxy Statement
       [ ]  Definitive Additional Materials
       [ ]  Soliciting Material Under Section 240.14(a)-12

                                 CELERITEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [X]  No fee required.
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            0-11.

            (1)  Title of each class of securities to which transaction applies:

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            (2)  Aggregate number of securities to which transaction applies:

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            (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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            (4)  Proposed maximum aggregate value of transaction:
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            (5)  Total fee paid:
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       [ ]  Fee paid previously by written preliminary materials.
       [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)  Amount Previously Paid:
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            (2)  Form, Schedule or Registration Statement No.:
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            (3)  Filing Party:
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            (4)  Date Filed:
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

                                CELERITEK, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 27, 2001

     We cordially invite you to attend our 2001 Annual Meeting of Shareholders of Celeritek, Inc. The meeting will be held on Friday, July 27, 2001 at 9:00 a.m., Pacific Time, at our offices located at 3236 Scott Boulevard, Santa Clara, California 95054. At the meeting we will:

     1. Elect the Board of Directors;

     2. Approve an amendment to our Employee Qualified Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 500,000 to 1,000,000;

     3. Ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2002; and

     4. Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

     These items are fully discussed in the following pages, which are made part of this Notice. Shareholders who owned our common stock at the close of business on Wednesday, May 30, 2001 may attend and vote at the meeting. If you will not be attending the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the Proxy Card or vote instruction form. If you hold shares in your own name as a shareholder of record, you may vote only by returning a signed Proxy Card or voting in person at the meeting. If you hold our shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your shares of common stock are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your vote instruction form. See "Voting Via the Internet or By Telephone" in the Proxy Statement for further details. Any shareholder attending the meeting may vote in person, even though he, she or it has already returned a Proxy.

                                          Sincerely,

                                          Tamer Husseini
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Santa Clara, California
June 14, 2001

                                CELERITEK, INC.
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     Our Board of Directors is soliciting Proxies for the 2001 Annual Meeting of Shareholders to be held at our principal executive offices located at 3236 Scott Boulevard, Santa Clara, California 95054 on Friday, July 27, at 9:00 a.m., Pacific Time, and at any postponement or adjournment thereof. Our telephone number at this address is 408-986-5060. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

     Proxy materials, which include the Proxy Statement, Proxy and 2001 Annual Report to Shareholders were first mailed to shareholders on or about June 14, 2001.

COSTS OF SOLICITATION

     We will pay the costs of soliciting Proxies from shareholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our Proxy materials to beneficial owners of such common stock. We may reimburse such firms and nominees for their reasonable expenses in forwarding the Proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit Proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

                             QUESTIONS AND ANSWERS

Q: WHO CAN VOTE AT THE ANNUAL MEETING?

A: The Board set May 30, 2001 as the record date for the Annual Meeting. All shareholders who owned Celeritek common stock on May 30, 2001 may attend and vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted on. On May 30, 2001, 12,017,175 shares of our common stock were outstanding.

Q: HOW MANY VOTES DO YOU NEED TO HOLD THE ANNUAL MEETING?

A: A majority of Celeritek's outstanding shares as of the record date must be present at the meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

   (i)  are present and vote in person at the Annual Meeting; or

   (ii) have properly submitted a Proxy or voted by telephone or via the Internet.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: There are three proposals scheduled to be voted on at the Annual Meeting:

   - Proposal One: Election of the nominees for director set forth in this Proxy Statement;

   - Proposal Two: Amendment to our Employee Qualified Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 500,000 to 1,000,000; and

     - Proposal Three: Ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2002.

Q:  WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A: For the election of directors, the five individuals receiving the highest number of "FOR" votes will be elected. Proposals Two and Three require the affirmative "FOR" vote of a majority of the shares of outstanding Celeritek common stock represented, in person or by proxy, and entitled to vote.

Q:  HOW ARE VOTES COUNTED?

A: You may vote either "FOR" or "AGAINST" each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals Two and Three. If you abstain from voting on Proposals Two and Three, it has the same effect as a vote against. If you just sign and mail your Proxy with no further instructions, your shares will be counted as a yes vote "FOR" each Director, "FOR" the amendment to our Employee Qualified Stock Purchase Plan and "FOR" ratification of the appointment of our independent public accountants. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, Fleet National Bank.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A: Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. Shareholders of record may vote without attending the Annual Meeting only by returning by mail a signed Proxy Card. Shares held in street name may be voted by submitting voting instructions to your stockbroker or nominee. In most cases, for shares held in street name, you will be able to vote your shares by telephone, using the Internet or by mail. For shares held in street name, the vote instruction form will be included by your stockbroker or nominee.

    BY TELEPHONE OR THE INTERNET -- If you hold your shares in street name and have telephone or Internet access, you may submit your vote by following the "Vote by Telephone" or "Vote by Internet" instructions on the vote instruction form.

    BY MAIL -- You may do this by signing your Proxy Card or, for shares held in street name, by following the instructions set forth in the vote instruction form included by your stockbroker or nominee, and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:  HOW CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new Proxy Card with a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Q: WHAT IS CELERITEK'S VOTING RECOMMENDATION?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the five nominees to the Board, "FOR" the amendment to our Employee Qualified Stock Purchase Plan and "FOR" ratification of the appointment of Celeritek's independent public accountants.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A: The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the Annual Meeting.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Our shareholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), some shareholder proposals may be eligible for inclusion in our 2002 Proxy Statement. Any such shareholder proposals must be submitted in writing to the attention of the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, no later than February 14, 2002, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in our 2002 Proxy Statement.

     Alternatively, under our Bylaws, a proposal or a nomination that the shareholder does not seek to include in our 2002 Proxy Statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, for the 2002 Annual Meeting of Shareholders not less than 60 days nor more than 90 days prior to the one-year anniversary of the date on which we first mail our proxy materials for this year's Annual Meeting. For our 2002 Annual Meeting, this means that any such proposal or nomination will be considered untimely if submitted to us earlier than March 16, 2002 or later than April 15, 2002. Note, however, that in the event we provide less than 65 days notice or prior public disclosure to shareholders of the date of the 2002 Annual Meeting, any shareholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the seventh day following the day on which notice of the date of the 2002 Annual Meeting was mailed or public disclosure was made. For example, if we provide notice of our 2002 Annual Meeting on June 15, 2002, for a 2002 Annual Meeting on July 30, 2002, any such proposal or nomination will be considered untimely if submitted to us after June 22, 2002. For purposes of the above, "public disclosure" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission (the "SEC"). As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder's ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws (the "Bylaw Deadline"), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2002 Annual Meeting.

     The rules of the SEC also establish a different deadline for submission of shareholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2002 Annual Meeting is April 30, 2002, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our Proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Annual Meeting.

     Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2002 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw

Deadline would be eligible to be presented at the 2002 Annual Meeting, and we believe that our Proxy holders at such meeting would be allowed to use the discretionary authority granted by the Proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

     We have not been notified by any shareholder of his, her or its intent to present a shareholder proposal from the floor at the 2001 Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the 2001 Annual Meeting, including any shareholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for the 2001 Annual Meeting, which is June 21, 2001, or the date which is seven calendar days after the date this Proxy Statement is mailed.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     We currently have five members on our Board of Directors. All five of the incumbent directors are nominees. There are no family relationships among any of our directors or executive officers, including any of the nominees. Unless otherwise instructed, the holders of Proxies solicited by this Proxy Statement will vote the Proxies received by them for the five nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.

NOMINEES

     The names of the members of our Board of Directors, including the nominees, their ages as of May 30, 2001 and certain information about them, are set forth below.

                 NAME                    AGE                PRINCIPAL OCCUPATION
                 ----                    ---                --------------------
Tamer Husseini(1)......................  58     Chairman of the Board, President and Chief
                                                Executive Officer of Celeritek
Robert J. Gallagher(1)(2)(3)...........  57     Private investor
Thomas W. Hubbs(1)(2)(3)...............  56     Executive Vice President and Chief Financial
                                                Officer of interWAVE Communications
                                                International Ltd.
William D. Rasdal(1)(2)(3).............  67     Management consultant
Charles P. Waite(1)(2)(3)..............  71     Special Limited Partner of Greylock, a
                                                venture capital firm

---------------
(1) Denotes nominee for election at 2001 Annual Meeting of Shareholders.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     Tamer Husseini, a founder of our company, has served as our Chairman of the Board, President and Chief Executive Officer since our company was founded in 1984. Prior to founding our company, Mr. Husseini was employed by Granger Associates, a telecommunications company, as Vice President from 1982 until 1984. Before joining Granger Associates, Mr. Husseini was employed by Avantek, Inc., a manufacturer of integrated circuits and components for wireless communications applications and now a division of Hewlett-Packard Company, from 1972 until 1982, most recently as General Manager of the Microwave Transistor Division.

     Robert J. Gallagher was appointed to our Board of Directors in October 1998. From 1983 to December 2000, Mr. Gallagher was employed by Acuson Corporation, a manufacturer of medical ultrasound imaging systems. Mr. Gallagher joined Acuson in January 1983 as Vice President, Finance and Chief Financial Officer, became Executive Vice President in March 1991, was Chief Operating Officer from January 1994 until March 1999, and was President of Acuson from May 1995 until November 1997, when he was appointed Vice Chairman of the Board. He retired as Chief Operating Officer in March 1999, but remained Senior Vice President until February 2000. In February 2000, Mr. Gallagher again served as President and Chief Operating Officer of Acuson until his retirement in January 2001.

     Thomas W. Hubbs was appointed to our Board of Directors in June 1998. Since November 1998, Mr. Hubbs has been employed by interWAVE Communications International, Ltd., a developer of distributed systems architecture for wireless communications. Mr. Hubbs was a consultant at interWAVE from November 1998 to June 1999, and in July 1999, he became the Executive Vice President and Chief Financial Officer there. From April 1998 to October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of Walker Interactive Systems, Inc., a developer of financial applications software products. From December 1995 to April 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of interWAVE. From 1987 to 1995, Mr. Hubbs served as Vice President and Chief Financial Officer of VeriFone, Inc.

     William D. Rasdal has served on our Board of Directors since our organization in 1984. Until June 1998, Mr. Rasdal served as Chairman of the Board and Chief Executive Officer of SymmetriCom, Inc., a position he held since 1989. Mr. Rasdal joined SymmetriCom in 1985 as President and Chief Executive Officer. Prior to his employment with SymmetriCom, Mr. Rasdal was employed by Granger Associates as President and Chief Operating Officer. Prior to his employment with Granger Associates, Mr. Rasdal served as Vice President and General Manager of Avantek's Microwave Integrated Circuit and Semiconductor Operations. Mr. Rasdal also serves on the board of directors of Advanced Fibre Communications, Inc.

     Charles P. Waite has served on our Board of Directors since our organization in 1984. He has been with Greylock, a venture capital firm, since 1966 and is currently a special limited partner and director. Mr. Waite also serves on the board of directors of Teltone Corporation.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended March 31, 2001, the Board of Directors held six meetings. Each director is expected to attend each meeting of the Board and those Committees on which he serves. Each incumbent director attended at least 75% of the Board and Committee meetings required to be attended by him in the fiscal year ended March 31, 2001. Certain matters were approved by the Board of Directors or a Committee of the Board of Directors by unanimous written consent. The Board of Directors currently has a standing Audit Committee and a Compensation Committee. The Board of Directors has no Nominating committee or committee performing similar functions. Each Committee is described as follows:

  NAME OF COMMITTEES                                                            NUMBER OF MEETINGS
     AND MEMBERS                     FUNCTIONS OF THE COMMITTEES                  IN FISCAL 2001
  ------------------                 ---------------------------                ------------------
AUDIT                   -- oversees our financial reporting process;                3
Robert J. Gallagher     -- reviews the external auditors' proposed audit
Thomas W. Hubbs         scope, compensation, approach and independence;
William D. Rasdal(1)    -- recommends to the Board of Directors the selection
Charles P. Waite(1)     of independent auditors; and
                        -- monitors the adequacy and effectiveness of
                        accounting and financial controls.

COMPENSATION            -- reviews and approves the executive compensation          1
Robert J. Gallagher(2)  policies; and
Thomas W. Hubbs(2)      -- administers the employee stock option and stock
William D. Rasdal       purchase plans.
Charles P. Waite

---------------
(1) William D. Rasdal and Charles P. Waite joined the Audit Committee in April 2001.

(2) Robert J. Gallagher and Thomas W. Hubbs joined the Compensation Committee in April 2001.

DIRECTOR COMPENSATION

     During the fiscal year ended March 31, 2001, each of our non-employee directors was paid $1,500 for each Board of Directors meeting attended. We also reimburse our directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at meetings of the Board of Directors. In addition, each of our non-employee directors is eligible to participate in our Outside Directors' Stock Option Plan. Under the terms of the Outside Directors' Stock Option Plan, each non-employee director automatically receives an option to purchase 6,000 shares of our common stock, on the later of the consummation of our initial public offering or the date on which the optionee first becomes a director of our company. The vesting of such option grant is based on continued service as a director, and the shares underlying each option vest at the rate of 25% per year, so that each option will be fully vested after the director completes four years of continued service. Beginning four years after the initial option grant for each non-employee director, and each year thereafter, such non-employee director shall automatically be granted an option to purchase 1,500 additional shares of common stock based on continued service as a director, and all of the shares underlying that option will vest one year after the date of grant. During the fiscal year ended March 31, 2001, Mr. Rasdal and Mr. Waite each received an option grant of 1,500 shares at a per share exercise price of $33.1875.

                                  PROPOSAL TWO

                     APPROVAL OF 500,000 SHARE INCREASE TO
                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

GENERAL

     Our Employee Qualified Stock Purchase Plan (the "Purchase Plan") provides our employees the opportunity to purchase our common stock through accumulated payroll deductions. The Purchase Plan was originally adopted by the Board of Directors in October 1995 and approved by our shareholders in November 1995. Unless terminated sooner, the Purchase Plan will terminate automatically in October 2005. In March 2001, the Board of Directors voted to increase the number of shares authorized for issuance under the Purchase Plan by 500,000 shares, bringing the total shares currently reserved for issuance under the Purchase Plan to 1,000,000 shares. Proposal Two seeks shareholder approval of the increase in shares authorized under the Purchase Plan. As of May 30, 2001 and after giving effect to the proposed 500,000 share increase, there were 532,938 shares available for future issuance under the Purchase Plan.

     We believe that the Purchase Plan plays a key role in our ability to recruit, reward and retain executives and employees. Companies like Celeritek have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced executives and sales personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business.

SUMMARY OF THE PURCHASE PLAN

  Purpose of the Purchase Plan

     The purpose of the Purchase Plan is to provide our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

  Administration

     The Purchase Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its Committee, whose decisions are final and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

  Eligibility

     Any person who is employed by us on the enrollment date, for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to us a subscription agreement authorizing payroll deductions prior to the applicable enrollment date. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering period may not participate in the plan until the commencement of the next offering period.

  Offering Periods

     The Purchase Plan is generally implemented during overlapping offering periods beginning every six months during the term of the Purchase Plan, commencing February 1st and August 1st of each year and ending on the last market trading day 24 months later. The Board of Directors may alter the duration of the offering periods without shareholder approval if such change is announced three days prior to the scheduled beginning of the first offering period to be affected.

  Purchase Price

     The purchase price per share at which shares are sold under the Purchase Plan is the lower of 85% of the fair market value of a share of our common stock on the first day of each offering period or 85% of the fair market value of a share of our common stock on the last day of each six month purchase period during the offering period (the "Exercise Date"). The fair market value of a share of our common stock on a given date is generally the closing sales price as reported on the Nasdaq National Market for such date.

  Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the Purchase Plan to include all base straight time gross earnings, bonuses and sales commissions, exclusive of payments for overtime, shift premium and other compensation. A participant may discontinue his or her participation in the Purchase Plan or may increase or decrease the rate of payroll deductions at any time during the offering period; however, the Board of Directors may, in its discretion, limit the number of such increases or decreases in an offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall continue at the same rate until the end of the offering period and for consecutive offering periods unless sooner terminated as provided in the Purchase Plan.

     All payroll deductions are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by us may be used for any corporate purpose.

  Purchase of Stock; Exercise of Option

     By executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of our common stock on each Exercise Date during the offering period. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant's total payroll deductions accumulated prior to such Exercise Date (not to exceed an amount equal to 10% of the participant's eligible compensation which he or she receives on each pay day during the offering period) by the applicable purchase price, and subject to the further limitation that the maximum number of shares an employee may purchase during each purchase period shall be determined by dividing $12,500 by the fair market value of a share of our common stock on the first day of the offering period. Unless a participant withdraws from the Purchase Plan, such participant's option for the purchase of shares will be exercised automatically on the Exercise Date for the maximum number of shares at the applicable price.

     Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan), nor shall any employee be granted an option that would permit the employee to buy pursuant to the Purchase Plan more than $21,250 worth of stock in any calendar year.

  Withdrawal

     A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account at any time by signing and delivering to us a notice of withdrawal from the Purchase Plan. Any such withdrawal by the participant of payroll deductions credited to his or her account for a given offering period automatically terminates the participant's interest in that offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant delivers to us a new subscription agreement.

  Termination of Employee

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

  Capital Changes

     In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, appropriate adjustments will be made by the Board of Directors in the shares subject to purchase under the Purchase Plan and in the purchase price per share, subject to any required action by our shareholders.

  Nonassignability

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred (other than by will or the laws of descent and distribution) and any such attempt may be treated by us as an election to withdraw from the Purchase Plan.

  Amendment and Termination of the Plan

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of our shareholders if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Internal Revenue Code of 1986, as amended (the "Code"). In any event, the Purchase Plan will terminate on October 30, 2005.

  Purchases Under the Purchase Plan

     As of May 30, 2001, a total of 467,062 shares of our common stock have been issued pursuant to the Purchase Plan, and 532,938 shares remained available for issuance (giving effect to the 500,000 share increase being presented to the shareholders pursuant to this Proposal Two for approval at the Annual Meeting).

  Certain Federal Income Tax Information

     The following is a brief summary of the effect of federal income taxation upon the participant and our company with respect to the shares purchased under the Purchase Plan. This summary does not purport to be complete and it does not discuss the tax consequences of the participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, at the recommendation of the Audit Committee of the Board of Directors, Ernst & Young LLP as our independent accountants to audit our financial statements for the fiscal year ending March 31, 2002, and recommends that the shareholders vote "FOR" ratification of such appointment.

     Ernst & Young LLP has audited our financial statements since 1993. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from the shareholders.

            SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     To our knowledge, the following table sets forth information with respect to beneficial ownership of our common stock, as of May 30, 2001, for:

     - each person who we know beneficially owns more than 5% of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the principal address of each of the shareholders below is c/o Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of May 30, 2001, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 12,017,175 shares of common stock outstanding as of May 30, 2001.

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                                                                 OWNED           OWNED
                                                              ------------    ------------
5% SHAREHOLDERS:
State of Wisconsin Investment Board(1)......................   1,543,600          12.8%
Kahn Investment Management, LLC(2)..........................   1,140,400           9.5%
Pilgrim Baxter & Associates, Ltd.(3)........................   1,089,200           9.1%
Bricoleur Capital Management LLC(4).........................     818,321           6.8%
DIRECTORS AND EXECUTIVE OFFICERS:
Tamer Husseini(5,6).........................................     232,397           1.9%
Richard G. Finney(5)........................................      66,583             *
William D. Rasdal(5,7)......................................      37,072             *
Charles P. Waite(5).........................................      27,773             *
Perry A. Denning(5).........................................      27,268             *
Margaret E. Smith(5)........................................      25,085             *
William W. Hoppin(5)........................................       9,456             *
Thomas W. Hubbs(5,8)........................................       7,500             *
Robert J. Gallagher(5)......................................       3,000             *
All directors and executive officers as a group (10
  persons)(5)...............................................     509,087           4.2%

---------------
 *  Less than 1%.

(1) Principal address is P.O. Box 7842, Madison, WI 53707. The number of shares held is as of May 30, 2001 pursuant to information provided by State of Wisconsin Investment Board.

(2) Principal address is 5506 Worsham Court, Windemere, FL 34786. The number of shares held is as of December 31, 2000, pursuant to a Schedule 13G filed by Kahn Capital Management, LLC with the SEC on February 28, 2001.

(3) Principal address is 825 Duportail Road, Wayne, PA 19087. The number of shares held is as of December 31, 2000, pursuant to a Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. with the SEC on February 14, 2001. Pilgrim Baxter & Associates, Ltd. possesses sole voting power as to 788,300 shares and sole dispositive power as to 1,089,200 shares.

(4) Principal address is 12230 El Camino Real, Suite 100, San Diego, CA 92130. The number of shares held is as of December 31, 2000, pursuant to a Schedule 13G filed by Bricoleur Capital Management LLC with the SEC on April 19, 2001. Bricoleur Capital Management LLC possesses sole voting and dispositive power as to 525,150 shares and shared voting and dispositive power as to 293,171 shares.

(5) Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of May 30, 2001 upon the exercise of stock options:

     - Tamer Husseini - 120,726 shares
     - Richard G. Finney - 44,583 shares
     - William D. Rasdal - 7,500 shares
     - Charles P. Waite - 7,500 shares
     - Perry A. Denning - 23,157 shares
     - Margaret E. Smith - 20,833 shares
     - William W. Hoppin - 9,456 shares
     - Thomas W. Hubbs - 4,500 shares
     - Robert J. Gallagher - 3,000 shares
     - All directors and executive officers as a group - 261,150 shares

(6) Includes a total of 1,276 shares held by Mr. Husseini's son and daughters and as to which Mr. Husseini disclaims beneficial ownership.

(7) Includes 29,572 shares held by The Rasdal Family Trust, as to which Mr. Rasdal shares voting and dispositive power.

(8) Includes 3,000 shares held by The Hubbs Family Trust, of which Mr. Hubbs and his spouse serve as trustees.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2001, except the Forms 4 required to be filed by Perry Denning, Richard Finney, Tamer Husseini and Frank Sasselli to report option grants in April 2000 were filed late.

                           RELATED PARTY TRANSACTIONS

LOANS TO EMPLOYEE

     In February 2001, we loaned Perry A. Denning, our Vice President, Semiconductor Division, a total of $1,090,000 in connection with the purchase by Mr. Denning of a residence in California following his relocation from Arizona. Mr. Denning issued to us four non-interest bearing promissory notes, two of which, in the principal amounts of $300,000 and $450,000, respectively, are secured by trust deeds on his primary residence in California, one of which, in the principal amount of $150,000, is secured by a trust deed on his former residence in Arizona, and one of which, in the principal amount of $190,000, is secured by 11,875 shares of our common stock held by Mr. Denning. The $300,000 promissory note is due and payable in equal monthly installments of $2,000, with the first installment due on or before April 1, 2001. The $450,000 promissory note is due and payable in equal annual installments of $50,000, with the first installment due on or before March 1, 2002. The $150,000 promissory note is due and payable on the earlier of December 1, 2001 or the date by which Mr. Denning sells his former residence in Arizona. The $190,000 promissory note is due and payable following the date that Mr. Denning sells the shares securing the note. In addition, in connection with the purchase of his residence in California, in February 2001, we advanced to Mr. Denning his entire fiscal year 2001 bonus of $76,500.

STOCK OPTION GRANTS

     During the fiscal year ended March 31, 2001, we granted stock options under our 1994 Stock Option Plan or our Outside Directors' Stock Option Plan to the following executive officers and directors as of the grant dates and for the number of shares of common stock and at the exercise prices set forth below opposite their names:

                                                  DATE OF      SHARES          PER SHARE        EXPIRATION
          OFFICER/DIRECTOR               PLAN      GRANT     GRANTED (#)   EXERCISE PRICE ($)      DATE
          ----------------             --------   --------   -----------   ------------------   ----------
Perry A. Denning.....................    1994     04/03/00      15,000(1)       53.75           04/03/10
Perry A. Denning.....................    1994     03/05/01         500(1)       13.125          03/05/11
Richard G. Finney....................    1994     04/03/01      15,000(1)       53.75           04/03/10
Richard G. Finney....................    1994     03/05/01         500(1)       13.125          03/05/11
William W. Hoppin....................    1994     03/05/01         500(1)       13.125          03/05/11
Tamer Husseini.......................    1994     04/03/00      25,000(1)       53.75           04/03/10
Tamer Husseini.......................    1994     08/03/00     100,000(1)       31.4375         08/03/10
Tamer Husseini.......................    1994     03/05/01         500(1)       13.125          03/05/11
Gary J. Policky......................    1994     03/05/01         500(1)       13.125          03/05/11
William D. Rasdal....................  Director   12/20/00       1,500(2)       33.1875         12/20/10
Frank Sasselli(3)....................    1994     04/03/00      15,000(1)       53.75           04/03/10
Frank Sasselli(3)....................    1994     03/05/01         500(1)       13.125          03/05/11
Margaret E. Smith....................    1994     03/05/01         500(1)       13.125          03/05/11
Charles P. Waite.....................  Director   12/20/00       1,500(2)       33.1875         12/20/10

---------------
(1) One-eighth of the shares vest on the six month anniversary of the date of grant and one-forty-eighth of the shares vest at the end of each full month thereafter.

(2) All of the shares vest on December 20, 2001.

(3) Mr. Sasselli's employment with Celeritek terminated effective March 30,
    2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation that we paid during the last three fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 2001. All option grants were made under our 1994 Stock Option Plan.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                               ANNUAL COMPENSATION      ------------
                                            -------------------------    SECURITIES     ALL OTHER
                                            FISCAL   SALARY    BONUS     UNDERLYING    COMPENSATION
       NAME AND PRINCIPAL POSITION           YEAR      ($)      ($)     OPTIONS (#)        ($)
       ---------------------------          ------   -------   ------   ------------   ------------
Tamer Husseini............................   2001    313,263       --     125,500          5,373(1)
  Chairman of the Board, President           2000    343,824       --      50,000          6,753
  and Chief Executive Officer                1999    302,187       --      55,000          9,793
Perry A. Denning..........................   2001    184,611   76,500      15,500         12,934(1)
  Vice President, Semiconductor              2000    162,199   10,000      15,000         11,986
  Division                                   1999    170,627       --      70,000          9,036
William W. Hoppin.........................   2001    157,250   60,000         500          1,150(1)
  Vice President, Sales and Marketing        2000    141,617   10,000          --          1,594
                                             1999    140,005   21,069     115,000          1,492
Richard G. Finney.........................   2001    191,726       --      15,500          3,704(1)
  Vice President, Subsystems Division        2000    170,296   10,000      15,000          1,746
                                             1999    170,907       --      25,000         11,127
Margaret E. Smith.........................   2001    184,995       --         500          3,964(1)
  Vice President, Finance and Chief          2000     78,063       --      50,000          1,447
  Financial Officer                          1999    132,284       --          --          3,354

---------------
(1) Represents premiums paid on term life insurance, supplemental accidental death and dismemberment insurance, medical reimbursement insurance and 401(k) Plan contributions.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended March 31, 2001. We have never granted any stock appreciation rights. All option grants were made under our 1994 Stock Option Plan.

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------
                                        % OF TOTAL                                   POTENTIAL REALIZABLE VALUE
                           NUMBER OF     OPTIONS                                      AT ASSUMED ANNUAL RATES
                           SECURITIES   GRANTED TO                                  OF STOCK PRICE APPRECIATION
                           UNDERLYING   EMPLOYEES                                      FOR OPTION TERM($)(4)
                            OPTIONS     IN FISCAL    EXERCISE PRICE    EXPIRATION   ----------------------------
          NAME             GRANTED(#)   YEAR(%)(1)   PER SHARE($)(2)    DATE(3)          5%             10%
          ----             ----------   ----------   ---------------   ----------   ------------    ------------
Tamer Husseini...........    25,000         3.5          53.75         04/03/10        845,077       2,141,591
Tamer Husseini...........   100,000        13.8          31.4375       08/03/10      1,977,087       5,010,328
Tamer Husseini...........       500         0.1          13.125        03/05/11          4,127          10,459
Perry A. Denning.........    15,000         2.1          53.75         04/03/10        507,046       1,284,955
Perry A. Denning.........       500         0.1          13.125        03/05/11          4,127          10,459
William W. Hoppin........       500         0.1          13.125        03/05/11          4,127          10,459
Richard G. Finney........    15,000         2.1          53.75         04/03/10        507,046       1,284,955
Richard G. Finney........       500         0.1          13.125        03/05/11          4,127          10,459
Margaret E. Smith........       500         0.1          13.125        03/05/11          4,127          10,459

---------------
(1) Based on a total of 722,500 options granted to all employees in fiscal year 2001.

(2) The exercise price per share is equal to the closing price of our common stock on the date of grant.

(3) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to our Chief Executive Officer and our four other most highly compensated executive officers concerning shares acquired upon exercise of stock options in the fiscal year ended March 31, 2001 and exercisable and unexercisable options held as of March 31, 2001. All option grants were made under our 1994 Stock Option Plan.

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                            FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                            ACQUIRED ON     VALUE          ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Tamer Husseini............        --              --         112,393        140,607        768,920        279,830
Perry A. Denning..........        --              --          25,137         28,316        161,213        128,499
William W. Hoppin.........    24,500         616,688          67,997         38,003        484,479        267,209
Richard G. Finney.........        --              --          40,833         24,251        303,283         99,536
Margaret E. Smith.........        --              --          16,666         33,834        102,079        204,171

---------------
(1) Market value of underlying securities based on the closing price of our common stock on the date of exercise, minus the exercise price.

(2) Market value of underlying securities is based on the per share closing price of $12.75 of our common stock on March 30, 2001 (the last market trading day in fiscal year 2001), minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2001, the Compensation Committee was comprised of William D. Rasdal and Charles P. Waite. Robert J. Gallagher and Thomas W. Hubbs joined the Compensation Committee in April 2001. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of our Board of Directors determines the compensation of our Chief Executive Officer and our other executive officers. The Compensation Committee is comprised entirely of outside directors. In addition to determining the salary and bonus compensation for all of our executive officers, the Compensation Committee determines the nature and timing of awards and grants under our stock option plans.

     The goals of the compensation program are to align compensation with our performance and objectives and to attract, retain and reward executive officers whose contributions are critical to our long-term success.

     The primary components of our compensation package are salary, bonuses and stock options.

  Salary

     The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Mercer Survey (a third party compensation survey) data for high-tech companies with similar sales volumes located on the West Coast. Additionally, the Compensation Committee takes into account general business and economic conditions. We set our salaries to be competitive with the marketplace. None of the factors considered is assigned a specific weight.

  Bonuses

     Our executive bonus plan provides the opportunity for annual cash bonuses based on accomplishment of specific individual performance objectives and our profit objectives. These objectives are set at the beginning of the fiscal year based on our long-term and short-term objectives, and performance against these objectives is assessed at the end of the year.

  Stock Options

     The Compensation Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with our shareholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage our key employees to continue in our employ and encourages employees to maintain a long-term perspective. In determining the size of stock option grants, the Compensation Committee focuses primarily on our performance and the perceived role of such executive in accomplishing these objectives as well as the satisfaction of individual performance objectives. The Compensation Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Compensation Committee does not assign specific weights to these items.

  Compensation of the Chief Executive Officer

     Tamer Husseini has been President, Chief Executive Officer and Chairman of the Board since our founding in 1984. The Compensation Committee used the same compensation policy described above for all executive officers to determine Mr. Husseini's fiscal year 2001 compensation. In setting both the cash-based and the equity-based elements of Mr. Husseini's compensation, the Compensation Committee considered competitive forces, our performance and Mr. Husseini's leadership in achieving our long-term strategic goals. During fiscal year 2001, Mr. Husseini received a salary of $313,263. During fiscal year 2001, Mr. Husseini was granted options to purchase 125,500 shares of common stock. No bonus was paid to Mr. Husseini in fiscal year 2001 because we did not meet certain of our financial performance goals. The Compensation Committee believes Mr. Husseini's fiscal year 2001 compensation fairly, sufficiently and relative to our performance, rewards him for this performance and will serve to retain him as a key employee on whom we are dependent for our continued success.

  Policy Regarding Deductibility of Compensation

     We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to our executive officers for fiscal 2001 will exceed the $1 million limit per officer; however, to the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensation.

     The Compensation Committee is pleased to submit this report to the shareholders with regard to the above matters.

Thomas W. Hubbs
Robert J. Gallagher
William D. Rasdal
Charles P. Waite

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for the general oversight of our financial accounting and reporting process, systems of internal control, audit process and the process for monitoring compliance with laws and regulations and our Standards of Business Conduct. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of our audited financial statements in accordance with generally accepted accounting principles. During fiscal 2001, the Audit Committee was comprised of Robert J. Gallagher and Thomas W. Hubbs. William D. Rasdal and Charles P. Waite joined the Audit Committee in April 2001.

     In this context, the Audit Committee reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principals and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

          2. The Audit Committee has discussed with our independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented.

          3. The Audit Committee has received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with our independent accountants their independence and considered the compatibility of non-audit services with the auditors' independence. The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

          4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, for filing with the SEC.

     Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. Each of the members of our Audit Committee is independent as defined under the rules of the National Association of Securities Dealers listing standards, as modified or supplemented.

     The Audit Committee is pleased to submit this report to the shareholders with regard to the above matters.

Thomas W. Hubbs
Robert J. Gallagher
William D. Rasdal
Charles P. Waite

                        AUDIT AND ALL OTHER RELATED FEES

AUDIT FEES

     Audit fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2001, and the review of our financial statements included in our quarterly reports on Form 10-Q during the fiscal year ended March 31, 2001, totaled approximately $240,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage Ernst & Young LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended March 31, 2001.

ALL OTHER FEES

     Fees billed to us by Ernst & Young LLP for all other services rendered to us during the fiscal year ended March 31, 2001, other than those set forth above, were $311,570, including audit related services of $234,500 and non-audit services of $77,070. Audit related services generally include fees for accounting consultations, statutory audits, and SEC registration statements.

     The Audit Committee of the Board of Directors has determined that the provision of the services disclosed under "All Other Fees" above by Ernst & Young LLP is compatible with maintaining such accountants' independence.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to shareholders on our common stock with the cumulative total return on the S&P 500 Index and the S&P Technology Sector Index over the same period for the years of March 1996 through March 2001. The graph assumes that $100 was invested in our common stock on March 31, 1996 and in the S&P 500 Index and the S&P Technology Sector Index, including reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.


                     [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        3/96      3/97      3/98      3/99      3/00      3/01
--------------------------------------------------------------------------------
 Celeritek              100      105.39    108.38     38.32    605.99    122.16

--------------------------------------------------------------------------------
 S&P 500                100      119.82    177.34    210.07    247.77    194.06

--------------------------------------------------------------------------------
 S&P Technology
  Sector                100      135.19    204.31    327.74    580.25    231.82

--------------------------------------------------------------------------------

                                 OTHER MATTERS

     As of the date hereof, the Board of Directors is not aware of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend or as they otherwise deem advisable.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying Proxy in the envelope which has been enclosed.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

FOR SHARES DIRECTLY REGISTERED IN THE NAME OF THE SHAREHOLDER

     Shareholders who hold their shares in their own name as a shareholder of record may vote those shares only by returning a signed Proxy Card or voting in person at the meeting.

FOR SHARES REGISTERED IN THE NAME OF A BROKER OR A BANK

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Fleet National Bank for shares registered directly in the name of the shareholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the vote instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com).

GENERAL INFORMATION FOR ALL SHARES VOTED VIA THE INTERNET OR BY TELEPHONE

     Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on July 26, 2001. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                                          THE BOARD OF DIRECTORS

June 14, 2001

                                                                      APPENDIX A

                                CELERITEK, INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

     - The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                   APPENDIX B

                                CELERITEK, INC.

                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
                         (AS AMENDED THROUGH JULY 2001)



       The following constitute the provisions of the Employee Qualified Stock Purchase Plan of Celeritek, Inc.

       1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

       2. Definitions.

              (a) "Board" shall mean the Board of Directors of the Company.

              (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

              (c) "Common Stock" shall mean the Common Stock of the Company.

              (d) "Company" shall mean Celeritek, Inc. and any Designated Subsidiary of the Company.

              (e) "Compensation" shall mean all base straight time gross earnings, bonuses and sales commissions, but exclusive of payments for overtime, shift premium, and other compensation.

              (f) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

              (g) "Employee" shall mean any individual who is an Employee of the Company for tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

              (h) "Enrollment Date" shall mean the first day of each Offering Period.

              (i) "Exercise Date" shall mean the last day of each Purchase
Period.

              (j) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

                     (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the date of determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of determination), as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

                     (2) If the Common Stock is regularly quoted on the Nasdaq system (but not the Nasdaq National Market) or by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of determination), as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

                     (3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

              (k) "Offering Periods" shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 1 and August 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

              (l) "Plan" shall mean this Employee Qualified Stock Purchase Plan.

              (m) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

              (n) "Purchase Period" shall mean the approximately six month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

              (o) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

              (p) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

              (q) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

       3. Eligibility.

              (a) Any Employee (as defined in Section 2(g)), who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

              (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (not including incentive stock option plans) of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

       4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 1 and August 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement and/or termination dates thereof) with respect to future offerings without shareholder approval if such change is announced at least three (3) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

       5. Participation.

              (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office prior to the applicable Enrollment Date.

              (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

       6. Payroll Deductions.

              (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

              (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

              (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

              (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at such time during any Purchase Period which is scheduled to end during the current calendar year (the "Current Purchase Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Purchase Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

              (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

       7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than a number of shares determined by dividing $12,500 by the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

       8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

       9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option.

       10. Withdrawal; Termination of Employment.

                     (1) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

              (b) Upon a participant's ceasing to be an Employee (as defined in Section 2(g) hereof), for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

              (c) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

       11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

       12. Stock.

              (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

              (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

              (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

       13. Administration.

              (a) Administrative Body. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

              (b) Rule 16b-3 Limitations. Notwithstanding the provisions of SubSection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall be administered only by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3.

       14. Designation of Beneficiary.

              (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

              (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

       15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

       16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

       17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

       18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

              (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

              (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

              (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date") or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least five (5) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof.

       19. Amendment or Termination.

              (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval for an amendment in such a manner and to such a degree as required.

              (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

       20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

       21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

       As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

       22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.

       23. Automatic Transfer to Low Price Offering Period. To the extent permitted by Rule 16B-3 of the Exchange Act, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

                                    EXHIBIT A


                                 CELERITEK, INC.

                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

                             SUBSCRIPTION AGREEMENT


_____ Original Application Enrollment Date: ___________

_____ Change in Payroll Deduction Rate

_____ Change of Beneficiary(ies)

1. hereby elects to participate in the Celeritek, Inc. Employee Qualified Stock Purchase Plan (the "Employee Qualified Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Qualified Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 1 to 10%) during the Offering Period in accordance with the Employee Qualified Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Qualified Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete Employee Qualified Stock Purchase Plan. I understand that my participation in the Employee Qualified Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Employee Qualified Stock Purchase Plan.

5. Shares purchased for me under the Employee Qualified Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only):.

6. I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Employee Qualified Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Qualified Stock Purchase Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Qualified Stock Purchase Plan:


NAME:  (Please print)
                     --------------------------------------------------
                          (First)           (Middle)          (Last)




---------------------------------            -----------------------------------
Relationship

                                             -----------------------------------
                                             (Address)

Employee's Social
Security Number:
                                             -----------------------------------


Employee's Address:
                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------



I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.




Dated:
      ---------------------------            -----------------------------------
                                             Signature of Employee


                                             -----------------------------------
                                             Spouse's Signature (If beneficiary
                                             other than spouse)

                                    EXHIBIT B

                                 CELERITEK, INC.

                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

                              NOTICE OF WITHDRAWAL


       The undersigned participant in the Offering Period of the Celeritek, Inc. Employee Qualified Stock Purchase Plan which began on ____________, ____ (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

                                             Name and Address of Participant:

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------


                                             Signature:

                                             -----------------------------------


                                             Date:
                                                  ------------------------------

                                   APPENDIX C

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 CELERITEK, INC.

                       2001 ANNUAL MEETING OF SHAREHOLDERS


       The undersigned shareholder of Celeritek, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 14, 2001, and hereby appoints Tamer Husseini and Margaret E. Smith, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Celeritek, Inc. to be held on July 27, 2001 at 9:00 a.m., Pacific Time, at the offices of Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

       THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED HEREIN, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. EITHER OF SUCH ATTORNEYS OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.  ELECTION OF DIRECTORS:

Nominees:   (01) Tamer Husseini,   (02) Robert J. Gallagher,
            (03) Thomas W. Hubbs,  (04) William D. Rasdal,
            (05) Charles P. Waite

   FOR     [ ]      [ ]   WITHHELD                        MARK HERE    [ ]
   ALL                    FROM ALL                       IF YOU PLAN
NOMINEES                  NOMINEES                        TO ATTEND
                                                         THE MEETING

[ ]                                                       MARK HERE    [ ]
   -------------------------                             FOR ADDRESS
If you wish to withhold authority to vote for            CHANGE AND
 any individual nominee(s), Write the name of            NOTE BELOW
 the nominee(s) on the line above.

2.  AMENDMENT TO THE EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

         FOR                  AGAINST               ABSTAIN

         [ ]                    [ ]                   [ ]

Proposal to approve an amendment to the Employee Qualified Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 500,000 shares to an aggregate of 1,000,000 shares.

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         FOR                  AGAINST               ABSTAIN

         [ ]                    [ ]                   [ ]

Proposal to ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2002.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This Proxy should be marked, dated and signed by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:                         Date:                    Signature:                              Date:
          ------------------            --------------                ----------------------             ---------------